Exhibit 99.2

GX Acquisition Corp. II Announces Closing of $300,000,000 Initial Public Offering

New York, NY, March 22, 2021 (GLOBE NEWSWIRE) -- GX Acquisition Corp. II (the “Company”) announced today that it closed its initial public offering of 30,000,000 units at $10.00 per unit. The units are listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GXIIU”. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.  Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “GXII” and “GXIIW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies with an enterprise value in excess of $1 billion. The Company is led by Co-Chief Executive Officers Jay Bloom and Dean Kehler, and President Michael Maselli.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective on March 17, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Caroline Luz
203-656-2829
cluz@lambert.com